Exhibit 10.1 0

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is entered into by and between Jason Vedadi (“Vedadi”) and Randy Taylor Consulting, LLC, an indirect subsidiary of Harvest Health & Recreation, Inc., a British Columbia corporation, and its parent, affiliated and subsidiary entities (collectively, “Company”) and is effective the 10th day of March 2020.

RECITALS

A. Vedadi previously served as Executive Chairman of the Company. His employment was subject to the terms of an Employment Agreement dated November 15, 2018 (“Employment Agreement”), entered into between Harvest Enterprises, Inc. and Vedadi.

B. Effective March 10, 2020, Vedadi’s employment ended and the Employment Agreement was extinguished (“Separation Date”).

C. Henceforth, the parties’ relationship shall be governed exclusively by the terms of this Agreement.

D. It is understood and agreed that the parties’ decision to enter into this Agreement is not to be construed as an admission of liability on their part and that liability is expressly denied.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions described below, and intending to be legally bound thereby, the parties covenant and agree as follows:

1. Resignation

A.	As of the Separation Date, Vedadi has resigned as an employee, Executive Chairman and member of the Board of Directors (“Board”) and after that date shall not serve in any capacity with the Company, except for a twelve (12)-month period after the Separation Date, Vedadi will be available up to ten (10) hours per month to perform special projects related to the work he was previously involved in without compensation on an as needed basis as requested by the Company.

B.	Vedadi will receive his regular salary through the Separation Date, and remain covered by the Company’s medical insurance plan through March 31, 2020.

C.	Other than as provided for herein, Vedadi shall not be entitled to any further compensation or benefits from the Company.

2. Transfer of Arizona License / Revlon Lease Assignment

A.	The Company will transfer to Vedadi one (1) Arizona license selected by the Company (“Arizona License”) upon the latest to occur of each of the following events: (A) either the landlord approves the Company’s assignment of the Revlon lease to Vedadi; Vedadi and the Company enter into a sublease of the Revlon lease; or Vedadi pays the Company $[***] for the Arizona License in accordance with subsection B below; (B) 30 days following the Separation Date; and (C) five (5) days following the expiration of the revocation period described in Section 17 below.

B.	As consideration for the transfer of the Arizona License and expressly subject to landlord approval, the Company will assign to Vedadi, or an entity owned in whole or part by Vedadi, the Revlon lease within 120 days of the Separation Date upon terms approved by the landlord and Harvest. If the landlord does not approve the assignment within this 120-day period, Vedadi (or an entity owned in whole or part by Vedadi) will, at his option, either purchase the Arizona License from the Company for a lump sum payment of $[***], or will enter into a sublease with the Company for the Revlon lease on the same lease terms that exist between the Company and the landlord, as may be amended from time to time. Vedadi will provide a corporate guarantee for the full extent of the Revlon lease to be executed at the time of the assignment of the Revlon lease or execution of the sublease, as applicable.

C.	As further consideration for the Arizona License, Vedadi will agree to:

(i)	for a thirty-six (36)-month period following the Separation Date, seek the Company’s consent (which consent will not be unreasonably withheld) to pursue any level of involvement, either directly or indirectly, including a passive investment, in any business opportunity(ies) in the cannabis industry (including but not limited to, the acquisition of a license, investment in or operation of a third party cultivation or dispensary facility) that existed before the Separation Date and about which he had knowledge and, as applicable, give the Company a 90-day right of first refusal (“ROFR”) on any such opportunities. Vedadi will communicate these business opportunities in a written document jointly delivered to the Company’s General Counsel and CEO that will contain sufficient details about the opportunity to enable the Company to make an informed decision whether to consent and/or exercise its ROFR. The Company will respond in writing to Vedadi within fifteen (15) business days following receipt of sufficient information to make an informed decision (“Notification Process”);
(ii)	for a twenty-four (24)-month period following the Separation Date, (A) seek the Company’s consent (which consent will not be unreasonably withheld) to pursue any level of involvement, either directly or indirectly, including a passive investment, in any business opportunity(ies) in the cannabis industry that Vedadi learns about after the Separation Date, and as applicable, to give the Company a 90-day ROFR on any such opportunities; and (B) give the Company a 90-day ROFR on any offers to purchase any cannabis-related entity owned in whole or part by Vedadi, should Vedadi receive an offer to sell that entity. Vedadi shall follow the Notification Process specified in subsection (C)(i) for purposes of this subsection; and
(iii)	for twelve (12) months cap the total number of licenses he owns in the United States, either directly or indirectly and regardless of the level of his ownership interest, to [***].

D.	Upon the earlier to occur of a Change in Control that closes at least twenty-four (24) months after the Separation Date or Board approval, Vedadi shall no longer be subject to the obligations of Section 2(C). “Change in Control” shall mean the occurrence of any one of the following events: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) the sale of all or substantially all of the Stock of the Company to an unrelated person or entity.

3. Non-Competition

A.	Subject to the exclusions set forth in the following subsection, for a twelve (12)-month period following the Separation Date, Vedadi shall not engage in any business that develops, grows, manufactures, processes, sells and distributes marijuana and marijuana related products (“Competitive Business”) or that has plans to engage in a Competitive Business in any state in the U.S. where the Company currently operates or has undertaken steps to operate as of the Separation Date. Engaging in a Competitive Business includes, directly or indirectly and whether paid or unpaid, performing services for, aiding, assisting, advising, investing in (regardless of the amount and form of the investment) such a business in any capacity, without the Company’s express written consent.

B.	Notwithstanding the foregoing, during the non-compete period, Vedadi is permitted to own and operate a Competitive Business, either directly or indirectly, individually, or in partnership with [***] using any of the authorized [***] licenses described in Section 2(C)(iii) above. In addition, Vedadi shall be authorized to serve as an advisor or board member for [***]. If, during the non-compete period, [***] expands its investment activities to companies that sell and/or manufacture THC products in the U.S., Vedadi will immediately resign as an advisor or board member for [***]. Vedadi further avows and agrees that, during the non-compete period, his sole form of compensation derived from his service as a [***]advisor or board member shall be a fixed stipend, and that he shall not, either directly or indirectly, profit in any way or in any form from [***] investments and/or acquire an ownership or equity interest in [***] or any U.S.-based business in which [***] invests. Harvest will consider written requests for exceptions to this restriction from Vedadi on a case- by-case basis. Such requests should be submitted in writing to the Company’s General Counsel and CEO

C.	If the Company believes Vedadi is in violation of Section 3(A), it shall provide Vedadi with a written notice of the facts and circumstances giving rise to that belief and allow Vedadi 30 days to cure any such alleged violation.

D	Vedadi’s violation of this non-compete covenant will entitle the Company to liquidated damages in the amount of $[***].

4. Non-Solicitation of Employees; Non-Interference

A.	Except as specified below and Section 3(B) above with respect to [***], for a three (3)-year period following the Separation Date, Vedadi shall not, directly or indirectly, alone or as a member of any partnership or limited liability company or entity, or as an officer, director, shareholder, or employee of any corporation or entity:

(i)	solicit or otherwise encourage any employee or independent contractor of the Company to terminate his/her relationship with the Company;
(ii)	recruit, hire or solicit for employment or for engagement as an independent contractor, any person who is or was employed by the Company at any time during the two (2)-year period immediately preceding the Separation Date; and
(iii)	encourage, solicit or induce any customer, distributor, supplier, investor or other business relation of the Company (collectively, “Business Partner”) to cease doing business with the Company, or interfere with or impair in any way the relationship between any such Business Partner and the Company.

B.	The employee non-solicitation/interference restrictions shall not apply to [***].

C.	The investor non-solicitation restriction shall not apply to the following Harvest investors with whom Vedadi had a pre-existing relationship before he joined the Company: [***].

D.	The Company will consider requests by Vedadi for additional exceptions to these restrictions on a case-by-case basis.

5. Non-Disparagement

A.	For a two (2)-year period following the Separation Date, Vedadi shall not make any oral or written statements that are in any way negative, disparaging, or detrimental towards the Company and any past or present officer, director or management-level officials, or any of their respective products, services, representatives, employees or agents, including but not limited to, statements made on social media.

B.	For a two (2)-year period following the Separation Date, the following Company- affiliated individuals will not make any oral or written statements that are in any way negative, disparaging, or detrimental towards Vedadi: Steve White, Joe Sai, Leo Jaschke, Ron Goodson, Siobahn Carragher, Nicole Stanton, and Company Board members Mark Barnard, Eula Adams, Ana Dutra, and Elroy Sailor (“Company Group”), but only for such period that each member of the Company Group is employed by or serving on the Board. Further, internal Company and Board communications about matters in which Vedadi was involved that occur in the normal course of doing business are excluded from this obligation.

6. Non-Disclosure/Confidentiality

A.	Vedadi shall not at any time, directly or indirectly, disclose, utilize, or authorize any disclosure or use of Confidential Information (as defined below), except to the extent such disclosure or use is in furtherance of performing authorized special projects for the Company as contemplated in Section 1(A) above.

(i)	For purposes of this Agreement, “Confidential Information” includes, but is not limited to, the following non-public information relating to Company business or entrusted to the Company by a third party, whether in paper or electronic form or marked “Confidential,” and regardless of how it is stored or recorded: (A) customer lists, data and other customer information, including, but not limited to, identity of customer contact, preferences, account numbers, orders, product usage, product volumes, product performance, pricing, credit card or billing information, promotions, and sale and contract terms (including contract expiration dates); (B) internal practices and procedures, training material; (C) financial condition, financial results of operations, financial modeling; (D) supply of materials information, including sources and costs; (E) information relating to designs, formula, developmental or experimental work, know-how, products, processes, computer programs, software solutions, password codes, source codes, data bases, schematics, inventions, creations, original works of authorship, analyses, compilations, studies, protocols, or other subject matter relating to research and development, strategic planning, mergers and acquisitions, recruiting, operations, management, manufacturing, engineering, purchasing, fund raising, budgeting, finance, marketing, promotion, distribution, licensing, and selling activities; and (F) any and all information, without regard to form, having independent economic value to the Company that is not generally known to, and not readily ascertainable by proper means by a person who can obtain economic value from its disclosure or use.
(ii)	The obligations under this Section are in addition to and not in lieu of any other rights or obligations, at law or in equity, to maintain the confidentiality of the Confidential Information, including under any applicate state’s Uniform Trade Secrets Act or any other applicable “trade secret” laws.
(iii)	Excluded from this prohibition is information that (A) is in or enters the public domain without breach of this Agreement or wrongful act by Vedadi; (B) is required to be disclosed by order of a court or other governmental agency; provided that Vedadi shall first give the Company prompt written notice prior to such disclosure so the Company can seek an appropriate protective order (if such notice is legally permitted); or (C) is disclosed to a governmental official or to an attorney for the sole purpose of reporting or investigating a suspected legal violation.

B.	The parties shall not disclose the terms of this Agreement or the negotiations leading up to this Agreement, except as compelled by law, agreed upon by the parties, to their respective legal counsel, or as to matters included in the press release regarding Vedadi’s separation. As to Vedadi, this obligation does not prohibit communications to members of his immediate family, financial advisor(s), , all of whom will be informed of this confidentiality provision and instructed to abide by it. Furthermore, Vedadi may disclose the Non-Competition (Section 3), Non-Solicitation of Employees; Non-Interference (Section 4), Non-Disparagement (Section 5) and Non- Disclosure/Confidentiality (Section 6) portions of this Agreement to investors and persons with whom he may do business in the future upon their request if doing so is intended to confirm Vedadi’s compliance with this Agreement. Vedadi covenants that such persons will be required to execute a non-disclosure agreement in a form acceptable to Harvest prohibiting disclosure of this Agreement as a condition precedent to receipt of this Agreement. As to the Company, this obligation does not prohibit internal communications about the Agreement among employees or Board members who have a business need to know the terms.

7. Continuing Cooperation with Legal Matters

A.	Vedadi shall voluntarily cooperate with the Company in connection with all litigation, regulatory and other legal matters with which he was involved or about which he became aware during his employment with the Company. This obligation to cooperate includes spending adequate time with the Company’s legal counsel to review his knowledge related to such matter or proceeding as counsel may deem necessary. Further, in the event Vedadi becomes legally compelled to disclose information about the Company or his employment with the Company (under the terms of a valid and effective subpoena or order issued by a court or arbitrator of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental authority), he shall, unless prohibited by law, promptly notify the Company of such required disclosure so as to permit the Company a reasonable opportunity to seek a protective order or other similar remedy. In addition, Vedadi shall independently exercise reasonable efforts to (i) narrow the scope of disclosure and (ii) make such disclosure only to the extent so required. This obligation to cooperate and disclose is not intended to and shall not be construed so as to in any way limit or affect the testimony which Vedadi may give in any such legal proceeding. It is understood and agreed that Vedadi will at all times testify fully, truthfully and accurately, whether in deposition, trial or otherwise.

B.	Vedadi shall cooperate with the Company in all respects to remove himself as an owner of all licenses, except the Arizona License described in Section 2 above. The Company will submit the paperwork to the appropriate regulatory authority to effectuate Vedadi’s removal from the licenses on which he is named within sixty (60) days of the Separation Date. The Company has no control over, and therefore cannot guarantee, when the regulatory authority will complete its processing of the removal request.

8. Real Estate

A.	Vedadi will use his best efforts to provide the Company with a six (6)-month option to purchase the property located at [***]currently owned by Vedadi and other business partners. If the option is exercised, the Company will purchase the property at the original purchase price for Vedadi’s portion of the ownership interest in the property and at [***]. If the option to purchase is not exercised, the current lease with the Company on this property will remain in full force and effect and Vedadi will use his best efforts to arrange for the Company to include a 10-year renewal option on this lease and the leases for the properties located at 300 Cherry Street, Cottonwood, AZ and 2726-2734 Grant Road, Tucson, AZ.

B.	The Company will use its best efforts to rezone the property leased by the Company at the intersection of [***]. If the Company chooses not to move forward with operationalizing the rezoned premises, it will give Vedadi, or an entity owned in whole or part by Vedadi, a 60-day option to assume the lease, subject to the landlord’s approval and provided Vedadi reimburses the Company for the expenses associated with the rezoning process.

9. Stock Options

A.	Vedadi will relinquish all Company stock options.

10. Stock

A.	Effective on the Separation Date, Vedadi caused his supervoting shares to be transferred without restriction to Steve White.

B.	If the Company accelerates the lock-up schedule for any other former Company employee, the Company will extend the same accelerated schedule to Vedadi.

C.	Vedadi will have the ability to contact the Company’s Chief of Staff in lieu of the Company-designated stock transfer administrator to initiate the process to convert any outstanding Company stock which is freely tradeable.

11. Indemnity

A.	To the fullest extent, but no more than, permitted by the terms of the Company’s D&O insurance policy and/or applicable corporate governance documents, the Company shall defend and indemnify Vedadi with respect to any claim made against him arising out of actions taken within the course and scope of his duties as an officer and/or director of the Company.

12. Mutual Releases

A.	Vedadi Release: Vedadi releases and forever discharges, on behalf of himself and his heirs, executors, administrators, and assigns, the Company, including its parent, affiliated and subsidiary entities, and each of their respective past, present, and future agents, members, managers, officers, directors, partners, principals, shareholders, owners, employees, contractors, attorneys, insurers, successors and assigns (collectively “Released Parties”), from, for and against any loss, liability, claim, demand, cost, obligation, or expense, known or unknown, accrued or contingent, existing from the beginning of time through the date of this Agreement arising out of or pertaining in any manner to Vedadi’s employment or affiliation with the Company in any capacity or for any reason. This FULL WAIVER AND RELEASE includes, without limitation and without admitting employer coverage under any of the following statutes, all rights or claims arising under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Fair Labor Standards Act (to the extent permitted by law), the Family Medical Leave Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Pregnancy Discrimination Act; the Worker Adjustment and Retraining Notification Act (“WARN”), the Occupational Safety and Health Act, the Arizona Civil Rights Act, the Arizona Employment Protection Act, Arizona’s Payment of Wages statute, the Arizona Fair Wages and Healthy Families Act, or any other applicable state or federal statute, or any common law cause of action, including claims for breach of any express or implied contract, wrongful discharge, tort, personal injury, or any claims for attorney’s fees or other costs. Vedadi further covenants and agrees that, except for the benefits described in this Agreement, the Released Parties are not further indebted to him in any amount for any reason. Nothing in the above language or any other part of this Agreement is intended to release claims for otherwise vested benefits under a company employee welfare benefit plan.

B.	Company Release: The Company releases and forever discharges Vedadi from, for and against any loss, liability, claim, demand, cost, obligation, or expense, known or unknown, accrued or contingent, existing from the beginning of time through the date of this Agreement arising out of or pertaining in any manner to Vedadi’s employment or affiliation with the Company in any capacity or for any reason. The Company further covenants and agrees that, except for the benefits described in this Agreement, Vedadi is not further indebted to the Company in any amount for any reason.

13. Press Release

A.	As of the Separation Date, the Company drafted and issued a press release concerning Vedadi’s departure from the Company. Vedadi agrees that any communications by him concerning his departure shall be consistent with the terms of the press release. Vedadi was afforded the opportunity to review and offer suggested revisions to the press release before issuance, with the Company retaining exclusive control over its content.

14. Avowals and Representations

The parties each avow that the following representations are true through the execution date of this Agreement:

A.	Neither the Company nor Vedadi (either personally or through any entity in which Vedadi has an ownership interest or affiliation) has filed, caused to be filed and is presently not a party to any lawsuit, action, complaint, charge, claim, or legal or administrative proceeding, against the other or any of the Released Parties in any forum or form;

B.	Neither the Company nor Vedadi has sold, assigned, transferred, conveyed or otherwise disposed of any of the matters, claims, demands, obligations, or causes of action referred to in this Agreement;

C.	Unless otherwise specified above, the parties have the authority to enter into the obligations each has respectively assumed under this Agreement;

D.	Vedadi has no known workplace injuries or occupational diseases resulting from his employment with the Company;

E.	Following the Separation Date, Vedadi has not accessed (and will not access) the Company’s internal communication systems, including, but not limited to, computer or computer network systems, remote email systems, or voicemail systems, without express written permission from the Company; provided, however, that this paragraph does not apply to any communications made in connection with Vedadi’s approved work on special projects as contemplated in Section 1(A);

F.	Vedadi has returned all Company-related documents and records (electronic, paper or otherwise and all copies of the foregoing), materials, software, equipment, and other physical property that came into his possession or was produced by him in connection with his employment; and

G.	Vedadi has supplied (or will supply) the Company with all passwords for work-related computer(s) and accounts.

15. 409(A)

A.	Section 409A of the Internal Revenue Code (the “Code”) imposes an additional twenty percent (20%) tax, plus interest, on payments from “non-qualified deferred compensation plans.” The additional twenty percent (20%) tax, and interest, does not apply if the payment qualifies for an exception to the requirements of Section 409A of the Code or complies with the requirements of Section 409A of the Code. The Company intends that the benefits described in this Agreement either comply with the requirements of Section 409A of the Code or qualify for an exception to the requirements of Section 409A of the Code. Nevertheless, the Company does not guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Vedadi, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement.

16. Protected Rights

A.	Nothing in this Agreement is intended to limit Vedadi’s right or ability to: (a) file an administrative charge with any government agency charged with enforcement of any law, including the U.S. Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, Occupational Safety and Health Administration, the Securities and Exchange Commission, or comparable state or local agency; (b) initiate or respond to communications from the EEOC or any other government agency; or (c) testify truthfully in a legal proceeding to the extent such communication is compelled or protected by law. Vedadi acknowledges, however, that he disclaims and waives any right to individual relief of any kind (including back pay, front pay, reinstatement or other legal or equitable relief), as a result of the filing of any charge, complaint, lawsuit or other proceeding against the Released Parties brought by Vedadi or a third party on Vedadi’s behalf, or as a member of any class or collective action in a case in which any claims against the Released Parties are made.

17. Time to Consider; Revocation Period

A.	Vedadi has consulted with an attorney of his choosing prior to executing this Agreement.

B.	Vedadi has twenty-one (21) days within which to consider this Agreement, but may sign before the expiration of the 21-day consideration period to expedite receipt of the benefits described herein. Any non-material changes that are made to this Agreement from the version originally presented to Vedadi does not extend the 21-day consideration period. Vedadi may revoke this Agreement at any time within seven (7) days following his execution of the Agreement by sending written notice of revocation to Nicole Stanton, General Counsel, on or before the expiration of the revocation period. The Company will not transfer the Arizona License to Vedadi if he validly revokes this Agreement (or fails to meet the other transfer requirements specified in Section 2(A)(i) above.) The non-transfer of the Arizona License to Vedadi for these reasons will not affect the other terms and conditions of this Agreement, all of which will remain in full force and effect.

18. General Provisions

A.	This Agreement shall be deemed drafted equally by all parties hereto. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and any presumption or other principle that the language herein is to be construed against any party shall not apply. This Agreement shall be binding upon and inure to the benefit of the parties’ heirs, administrators, representatives, executors, successors and assigns.

B.	This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise by the laws of the State of Arizona. No action involving this Agreement may be brought except before a court or arbitrator of competent jurisdiction in Maricopa County, Arizona, and each party hereby irrevocably consents to such exclusive and personal jurisdiction and venue. THE PARTIES HEREBY KNOWINGLY AND IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NEGOTIATIONS, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. The prevailing party in any action involving or touching upon this Agreement shall be entitled to recover reasonable attorney fees and costs.

C.	If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

D.	This Agreement constitutes the sole and entire agreement between the parties, and supersedes any and all understandings and agreements made prior hereto, if any. There are no collateral understandings, representations, or agreements other than those contained herein. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the parties.

Vedadi hereby represents that he has read and understands the contents of this Agreement, that no representations other than those contained herein have been made to induce or influence his execution of this Agreement, but that he executes this Agreement knowingly and voluntarily and upon independent advice of his own choosing.

Date:	March 24, 2020

Jason Vedadi

/s/ Jason Vedadi

Company

Date:		By:	/s/ Mark Barnard
Mark Barnard

Its:
Board Chair